EXHIBIT 99.1

TRUE NATURE TO ACQUIRE MIAMI PHARMACY OPERATION; SEES EXPANSION FROM MIAMI TO SOUTHEAST REGION WITHIN 24 MONTHS

ATLANTA, GA / ACCESSWIRE / January 19, 2017 / True Nature Holding, Inc. (OTCQB: TNTY) (the "Company") announced the signing of a letter of intent for the acquisition of a profitable pharmacy operation in Miami, Florida. The business, Price Choice Pharmacy, is a multi-unit operator with a well-established client base in the rapidly growing Miami marketplace, with aspirations to expand regionally and nationally.

“The Price Choice transaction could be a strong model for our future acquisitions,” commented Mack Leath, President of True Nature Holding, Inc. When asked about how the Price Choice model fits into the growth plans of True Nature, Mr. Leath explained; “We recently added a retail “front-end” focus to our plans for a large-scale compounding pharmacy business strategy, whose locations are not typically true retail, traffic-driven sites. Price Choice has an established Hispanic clientele base, and currently operates inside a busy grocery store chain – which is a strategic location with sustainable traffic. Price Choice performs some compounding today and we expect to expand their compounding output significantly. Further, with only two (2) units in place, we believe they are ready to expand to other sites, including within the grocery market place. We expect to have 16 units in this format within the next two (2) years.”

The Price Choice transaction is expected to close in early 2017, subject to regulatory review and license transfer procedures. It generated in excess of $3 million in revenue during 2016. The consideration for the transaction will be cash and notes payable to the existing shareholders of Price Choice, with an “earn-out” bonus for quick growth within the existing units. There is no stock being issued in the transaction. The transaction is subject to due diligence, approval by the Board of Directors, and other conditions.

The Company also said it expects to announce additions to its management team before the end of the year, including finance, marketing and corporate development executives. “We are finalizing our choices for four (4) executive slots, and expect to have a full team in place by early 2017,” said Leath.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

To learn more about the Company, go to www.truenaturepharma.com.

Contact Information:

Mack Leath, 404-254-6980

contact@truenaturepharma.com